EXHIBIT 21.1

Direct and Indirect Significant Subsidiaries of Ask Jeeves, Inc. (1)
as of March 1, 2005

Jurisdiction of
Name of Subsidiary	Formation	Doing Business As (if other than Ask Jeeves)
A.J.J. Co., Ltd.(2)	Japan	Ask Jeeves Japan
Ask Jeeves Kabushiki Kaisha AKA
Aqua Acquisition Holdings, LLC	DE	f/k/a Interactive Search Holdings, Inc.
f/k/a Bulldog Holdings, Inc.
Ask Jeeves Australia Pty. Ltd.	Australia	(inactive)
Ask Jeeves B.V.	Netherlands
Ask Jeeves España, S.L.	Spain
Ask Jeeves Europe, Ltd.	Ireland, resident
Ask Jeeves International, Inc.	DE
Ask Jeeves Internet Limited	U.K.
Ask Jeeves (Jersey) Ltd.	Jersey, U.K.
Ask Jeeves Technologies, Ltd.	Ireland, nonresident
Ask Jeeves U.K. Partnership	U.K.
Focus Interactive, Inc.	DE	f/k/a The Excite Network, Inc.
f/k/a iWon, Inc.
f/k/a CTC Bulldog, Inc.
The Excite Network
iWon.com
My Way
My Search
My Web Search
Fun Web Products
Smiley Central
Cursor Mania
Popular Screensavers
PopSwatter.com
My Mail Stationery
My Mail Signature
My Mail Stamp
iWon Holdings Inc.	DE	(inactive and will be merged into parent)
iWon Points, LLC	DE
MaxOnline, LLC	DE
My Way, Inc.	DE	(inactive and will be merged into parent)
Targeted Media Solutions, LLC(3)	DE
Trustic, Inc.	DE	(will be merged into parent)

(1)	“Significant subsidiaries” is used as defined in SEC rules. This list includes all significant subsidiaries and some (but not all) insignificant subsidiaries of Ask Jeeves, Inc.
(2)	Ask Jeeves holds a minority stake in this unconsolidated subsidiary.
(3)	Ask Jeeves holds a 90% stake in this subsidiary and is in the process of exercising its right to purchase the minority interest.